Exhibit 1.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE is entered into by HEALTH CARE PROPERTY INVESTORS, INC. (hereinafter referred to as “the Company”) and JAMES G. REYNOLDS, for himself and his heirs, successors, and assigns (hereinafter referred to as “Reynolds”).

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

WHEREAS, Reynolds was employed by the Company prior to his resignation on March 30, 2004.

WHEREAS, Reynolds alleged that various actions by the Company and/or certain employees were wrongful and unlawful, and that Reynolds suffered injury, loss, damage, and emotional distress as a result.

WHEREAS, Reynolds retained Michelle Reinglass, Esq. of Law Offices of Michelle Reinglass to represent him in all aspects of his claims against the Company and others.

INITIALED:

WHEREAS, Reynolds represents that he has discussed all aspects of his claims and this Settlement Agreement and Mutual Release with his attorney, has been fully advised by her as to his rights prior to signing this Agreement, understands that he is waiving significant legal rights by signing this Agreement, and enters into this Settlement Agreement and General Mutual Release voluntarily, with a full understanding of and agreement with all of its terms.

WHEREAS, both parties desire to settle fully and finally all claims, known or unknown, against the other as set forth herein, from the beginning of time to the effective date of this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, and promises contained herein, it is agreed as follows:

FIRST: This Settlement Agreement and Mutual Release shall not be construed as an admission by the Company, any employee, or Reynolds of any improper, wrongful, or unlawful action, or any wrongdoing whatsoever, and the Company, all employees, and Reynolds specifically deny any wrongdoing whatsoever.

SECOND: Reynolds represents and agrees that he does not desire to be reemployed by the Company at any time in the future and that he will not knowingly apply or reapply for employment with the Company at any time in the future. This express waiver of any present or future employment opportunity or right is a material, essential, and indispensable condition of this Agreement.

2	INITIALED:

THIRD: Reynolds represents that he presently has no complaint, charge or claim (civil, administrative, workers compensation, or criminal) on file against the Company, its agents or employees, in any court or administrative forum, or before any governmental agency or entity, and to induce the Company to pay the settlement sums provided herein, represents that he will not hereafter file any such claim, except Orange County Superior Court Case No. 04 CC 03846.

FOURTH: The Company agrees to and will pay $2,900,000, payable on or before September 1, 2004, by wire transfer to “Law Offices of Michelle Reinglass Client Trust Account.” Reynolds agrees that payment in this manner is fully satisfactory to him, and by signing this Agreement, fully releases the Company regarding such payment once such payment is wired to his attorney’s account. Reynolds agrees that he is not entitled to receive, and will not claim, any right, benefit, or payment, other than what is set forth above in this paragraph and any vested rights, if any, he may still have in the Company’s 401k plan. In exchange for such payment, Reynolds hereby authorizes his attorney to sign the attached Dismissal with Prejudice in Case No. 04 CC 03846, which HCPI may file after the payment above is wired to such account. HCPI and Reynolds’ counsel will promptly advise the Court of the fact of such settlement, and take all matters and discovery off calendar pending filing the Dismissal with Prejudice.

FIFTH: Reynolds agrees that the settlement provided herein is intended to and does bar all claims for injuries, losses, damages, expenses, court costs, attorneys’ fees, and related expenses arising out of his claims against the Company, and others, and that any and all such, similar, or other claims are hereby unqualifiedly waived by Reynolds and his attorney.

3	INITIALED:

Any taxes owing on the payments herein shall be the sole responsibility of Reynolds, and Reynolds will indemnify the Company for any taxes, interest, penalty, and/or related expense it incurs as a result of the payment in the manner provided herein and Reynolds’ failure to properly pay taxes he owes on such payment. A 1099 form will be issued to Reynolds.

SIXTH: Reynolds and his attorney will not disclose in any manner the amount of this settlement until after the Company’s public disclosure. Both parties agree that they will not take or file any action against any other person or entity, or make or report a claim with any court or governmental entity, based on any acts related to the claims or defenses in this case.

SEVENTH: Reynolds, for himself and his heirs, successors, and assigns, does hereby release, acquit and forever discharge the Company, its officers, directors, executives, managers, employees, agents, attorneys, related parent and subsidiary entities, predecessors, successors and assigns (the “released parties”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, including but not limited to all claims for violation of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which he or his heirs may have against said released parties based on any actions or events which occurred prior to the effective date of this Agreement.

4	INITIALED:

EIGHTH: The Company for itself and its successors and assigns, does hereby release, acquit and forever discharge Reynolds, his heirs, successors, and assigns, and attorneys and agents of and from any and all claims, actions, charges, complaints or causes of action, which it may have against said parties based on any actions or events which occurred prior to the effective date of this Agreement.

NINTH: IT IS FURTHER UNDERSTOOD AND AGREED that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Reynolds and the Company. Such Section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

TENTH: Reynolds and the Company each agree that (a) this Settlement Agreement and Mutual Release is the sole and entire agreement between them, and supersedes any and all previous understandings, agreements, or representations, except for (1) any existing Company policies or agreements regarding confidentiality of Company information, which Reynolds agrees to adhere to, and his obligation to maintain all trade secrets and internal strategic discussions or strategies in confidence, (2) existing written agreements wherein the Company indemnifies Reynolds for acts during the time he was employed as an officer of the Company, (b) it embodies and includes all terms and commitments between them, and (c) no

5	INITIALED:

representations, inducements, coercion, or promises have been made to any of them except as are expressly stated above. If any part of this Agreement is found to be unenforceable, all remaining provisions shall nevertheless remain valid and enforceable.

ELEVENTH: Any dispute hereafter arising between the parties, including but not limited to a dispute pertaining to the formation, validity, interpretation, effect or alleged breach of this Agreement, or any act which allegedly has or would violate any provision of this Agreement, will be submitted to arbitration before a judicial arbitrator with experience in employment arbitrations. Such arbitration shall be conducted in Orange County in accordance with the employment rules of Judicial Arbitration and Mediation Services (JAMS/Endispute) and shall be the exclusive remedy for any such claim or dispute. Should either party hereafter

6	INITIALED:

institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than said arbitration, the responding party shall be entitled to recover all damages, costs, expenses, and reasonable attorneys’ fees incurred as a result of such action, except that either party may pursue a claim for injunctive relief pending such arbitration in accordance with CCP § 1281.8.

PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF this Settlement Agreement and Mutual Release shall be effective on the date signed by Reynolds.

HEALTH CARE PROPERTY INVESTORS, INC.		JAMES G. REYNOLDS

By:	/s/ Edward J. Henning	By:	/s/ James G. Reynolds
	Edward J. Henning, Senior Vice President and General Counsel		James G. Reynolds
Dated: August 24, 2004		Dated: August 24, 2004

AGREED AND APPROVED AS TO FORM AND CONSENT:

LAW OFFICES OF MICHELLE REINGLASS

		By:	/s/ Michelle Reinglass
Michelle Reinglass
Attorney for James Reynolds
Dated: August 24, 2004

7